Exhibit 4.2
FALLBROOK TECHNOLOGIES INC.
REGISTRATION RIGHTS AGREEMENT
     THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of January 11, 2010 by and among Fallbrook Technologies Inc., a Delaware corporation (the “Company”), and each of the investors listed on Exhibit A hereto (each an “Investor” and collectively, the “Investors”), and shall be effective as of the Effective Time (as defined below).
RECITALS
     A. The Company and the Investors are parties to an Amended and Restated Investor Rights Agreement dated as of December 18, 2008 (the “Prior Agreement”), which sets forth certain registration rights, rights of first offer and information rights granted to the Investors by the Company.
     B. The Company intends to effect an initial public offering of the Company’s Common Stock on the Toronto Stock Exchange (the “IPO”).
     C. In order to facilitate the completion of the IPO, the Company and the Investors desire to amend and restate the Prior Agreement to provide as set forth in this Agreement, which amendment and restatement would be effective immediately prior to the closing of the IPO (the “Effective Time”) and contingent upon the closing of the IPO.
     Therefore, the Prior Agreement is, as of the Effective Time, amended and restated and superseded and replaced in its entirety by this Agreement, and in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto further agree as follows:
1. Definitions.
     1.1 “Affiliate” means, with respect to any specified individual or entity, any other individual or entity who or that, directly or indirectly, controls, is controlled by, or is under common control with such specified individual or entity, including without limitation any partner, officer, director, manager or employee of such entity and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such individual or entity.
     1.2 “Board of Directors” means the Company’s Board of Directors.
     1.3 “Common Stock” means the Common Stock, $0.001 par value, of the Company.
     1.4 “Equity Securities” means (i) Common Stock, rights, options or warrants to purchase Common Stock, (ii) any security other than Common Stock having voting rights in the election of the Board of Directors, other than rights contingent upon a failure to pay dividends, or (iii) any security convertible into or exchangeable for any of the foregoing.

          1.5 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          1.6 “Form S-3” means such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC (as defined below) which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC (as defined below).
          1.7 “Holder” means any Investor that holds Registrable Securities (as defined below) or securities convertible into Registrable Securities or any assignee of record of such Registrable Securities to whom rights under Section 2 have been duly assigned in accordance with Section 2.11 hereof.
          1.8 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, domestic partner, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.
          1.9 “Preferred Stock” means the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (each as defined below).
          1.10 “Register,” “registered” and “registration” refer to a registration effected by the preparation and filing of a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.
          1.11 “Registrable Securities” means: (i) any and all shares of Common Stock issued or issuable upon conversion of the shares of Preferred Stock held by the Investors, (ii) the Common Stock issuable upon exercise of the Common Stock Purchase Warrant issued by the Company to Gary Jacobs, and (iii) any shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, in exchange for, or in replacement of, such shares of Common Stock described in clause (i); provided, however, that particular shares of any of the foregoing shall cease to be Registrable Securities once they have been sold in any public offering or transferred by the Holder in a transaction in which its rights under this Agreement are not assigned in accordance with the provisions of this Agreement.
          1.12 “Registrable Securities then outstanding” means the number of shares of Common Stock which are Registrable Securities and (i) are then issued and outstanding or (ii) are then issuable pursuant to the exercise or conversion of options, warrants or convertible securities.
          1.13 “SEC” means the United States Securities and Exchange Commission.
          1.14 “Securities Act” means the Securities Act of 1933, as amended.
          1.15 “Series A Preferred Stock” means the Company’s Series A Preferred Stock, $0.001 par value.

          1.16 “Series B Preferred Stock” means the Company’s Series B Preferred Stock, $0.001 par value.
          1.17 “Series C Preferred Stock” means the Company’s Series C Preferred Stock, $0.001 par value.
          1.18 “Series D Preferred Stock” means the Company’s Series D Preferred Stock, $0.001 par value.
          1.19 “Voting Agreement” means that certain Voting Agreement by and between the Company and the Stockholders (as defined therein) from time-to-time party thereto.
2. Registration Rights.
     2.1 Demand Registration.
          (a) Request by Holders. If the Company shall receive at any time after six (6) months after the closing of the IPO a written request from the Holders of at least 30% of the Registrable Securities then outstanding (“Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of such number of Registrable Securities as would have an anticipated aggregate public offering price of not less than US$7,500,000, then the Company shall, within fifteen (15) business days of the receipt of such written request, give written notice of such request (“Demand Notice”) to all Holders and, as soon as practicable, file a registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of this Section 2.
          (b) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to Section 2.1(a) and the Company shall include such information in the Demand Notice. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. The underwriters will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 2.1, if the managing underwriters advise the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities that would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriters and allocated among the Holders on a pro rata basis according to the number of Registrable Securities held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.
          (c) Exceptions to Registration Obligations. The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.1: (i) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on the date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two (2) such registrations; or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.3. A registration shall not be counted as “effected” for purposes of this Section 2.1 until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration and forfeit their right to one demand registration pursuant to Section 2.6.
          (d) Deferral of Registration. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration pursuant to this Section 2.1 a certificate signed by the President or Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors, it would be materially detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for a period of not more than 120 days following receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any 12-month period.
          (e) Other Company Shares. If the managing underwriters have not limited the Registrable Securities to be underwritten, the Company may include securities for its own account or for the account of others in such registration if the managing underwriters so agree and if the number of Registrable Securities which would otherwise have been included in such registration and underwriting will not thereby be limited.
     2.2 Company Registration.
          (a) Notice to Holders. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock in connection with the public offering of such stock (other than a registration relating solely to the issuance of securities by the Company pursuant to a stock option, stock purchase or similar benefit plan or an SEC Rule 145 transaction, or a registration in which the only stock being registered is stock issuable upon conversion of debt securities that are also being registered), the Company shall promptly give each Holder written notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of

Section 2.2(c), use all reasonable efforts to cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration.
          (b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.
          (c) Underwriting. If a registration of which the Company gives notice under this Section 2.2 is for an underwritten offering, then the Company shall so advise the Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriters advise the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the managing underwriters may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder; provided, however, that no such reduction shall reduce the amount of securities of the selling Holders included in the registration below 25% of the total amount of securities included in such registration, unless such offering is the IPO, in which event all Registrable Securities may be excluded. In no event will shares of any other selling shareholder be included in such registration which would reduce the number of shares that may be included by selling Holders without the written consent of not less than a majority in interest of the selling Holders. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriters. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, limited liability company or corporation, the partners or members, retired partners or members or shareholders of such Holder, the estates and immediate family members of any of the foregoing persons and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single Holder, and any pro rata reduction with respect to such Holder shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such Holder.
     2.3 Form S-3 Registration. Following its initial public offering, the Company shall use commercially reasonable efforts to qualify for registration on Form S-3 or its successor form or forms. In case the Company shall receive from any Holder or Holders of at least 30% of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 or a successor form and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company shall:

          (a) promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and
          (b) as soon as practicable, use commercially reasonable efforts to effect such registration as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a request given to the Company within fifteen (15) days after the S-3 Notice is given; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3:
               (i) if Form S-3 is not then available for such offering by the Holders;
               (ii) if the Holders, together with the holders of any other securities of the Company entitled to and requesting inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$1,000,000;
               (iii) if the Company furnishes to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that, in the good-faith judgment of the Board of Directors, it would be materially detrimental to the Company and its shareholders for such registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Initiating Holders under this Section 2.3; provided, however, that the Company shall not invoke this right more than once in any twelve (12) month period; or
               (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 2.3; or
               (v) during the period ending one hundred eighty (180) days after the effective date of a registration effected under Section 2.2 hereof.
          (c) Registrations effected pursuant to this Section 2.3 shall not be counted as demands for registration effected pursuant to Section 2.1.
          (d) If the registration is for an underwritten offering, the provisions of Section 2.1(b) hereof shall apply to such registration.
     2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
          (a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days or until the Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that such 120-day period shall be extended for a period of time equal to the period the Holders refrain from selling any securities included in such registration at the request of an underwriter of securities of the Company;
          (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement and, in connection with any registration on Form S-3 pursuant to Section 2.3 above, use reasonable, diligent efforts to timely file all reports required under the 1934 Act in order to maintain the right to continue to use such Form and to maintain such registration in effect;
          (c) furnish to the selling Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration;
          (d) use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such states or other jurisdictions as shall be reasonably requested by the selling Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;
          (e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriters of such offering (it being understood and agreed that, as a condition to the Company’s obligations under this clause (e), each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement);
          (f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;
          (g) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;
          (h) provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and
          (i) promptly make available for inspection by the selling Holders, any managing underwriter participating in any disposition pursuant to such registration statement,

and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents and properties of the Company and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with any such registration statement.
          (j) Opinion and “Comfort” Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective: (1) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities, and (2) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.
          (k) Earnings Statement. Otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, the Securities Act and the Exchange Act, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy in all respects the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder.
     2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.1, 2.2 or 2.3 hereof that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.
     2.6 Expenses. All expenses (other than underwriting discounts and commissions) incurred in connection with a registration pursuant to Sections 2.1, 2.2 and 2.3, including, without limitation, registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders, shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 or 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses on a pro rata basis based on the number of Registrable Securities that were to requested be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities then outstanding agree to forfeit their right to one demand registration pursuant to Section 2.1.

     2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
     2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.1, 2.2 or 2.3 hereof:
          (a) By the Company. To the extent permitted by law, the Company shall indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any expenses, losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such expenses, losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”):
               (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;
               (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or
               (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement;
and the Company shall reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage liability or action; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such expense, loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, partner, officer or director, underwriter or controlling person expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person.
          (b) By Selling Holders. To the extent permitted by law, each selling Holder shall indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter and any other Holder selling securities under such registration statement or any of such other

Holder’s partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any expenses, losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such expenses, losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation arises out of or is based on actions or omissions made in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder shall reimburse the Company and such other persons for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such expense, loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by a Holder under this Section 2.8(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.
          (c) Notice. Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, jointly with any other indemnifying party to which notice has been given, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.
          (d) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8; then, and in each such case, such parties will contribute to the aggregate expenses, losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the Violation that resulted in such expense, loss, claim, damage or liability as well as other equitable considerations. The relative fault of such parties shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by the indemnifying party or indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the net proceeds from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (B) no individual or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any individual or entity who was not guilty of such fraudulent misrepresentation; and provided further, that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the net proceeds from the offering received by such Holder, except in the case of willful misconduct or fraud by such Holder.
          (e) Survival. The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.
     2.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Common Stock, the Company agrees to:
          (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;
          (b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and
          (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to the reporting requirements of the Exchange Act), (ii) a copy of the most recent annual or quarterly report of the Company and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the Exchange Act).

     2.10 “Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriters, during the period commencing on the effective date of registration statement relating to the IPO and ending on the date specified by the Company and the managing underwriters (such period not to exceed one hundred eighty (180) days, unless requested by the Company or an underwriter to accommodate regulatory restrictions on (a) the publication or other distribution of research reports and (b) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.10 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all officers, directors and shareholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock are subject to the same restrictions. The underwriters in connection with the offering are intended third-party beneficiaries of this Section 2.10 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the managing underwriters in the offering that are consistent with this Section 2.10 or that are necessary to give further effect thereto. The Company shall use commercially reasonable efforts to obtain the consent of the underwriter(s) to decrease the restrictions set forth in this Section 2.10 by providing for periodic releases of portions of the securities restricted pursuant to this Section 2.10 and to have the restrictions terminate if the trading price of the Common Stock after the effective date of the IPO exceeds a certain threshold for a certain time period. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.
     In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.
     2.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned to a transferee or assignee in connection with any transfer or assignment of Registrable Securities by the Holder, provided that (i) such transfer or assignment may otherwise be effected in accordance with applicable securities laws, (ii) such transferee or assignee acquires at least ten percent (10%) of the Registrable Securities held by the Holder, (iii) written notice is promptly given to the Company and (iv) such transferee or assignee agrees to be bound by the provisions of this Agreement and (v) such transferee or assignee is not a competitor of the Company; provided however, that the foregoing limitation shall not apply to transfers or assignments by a Holder to (a) a partner, member or shareholder of a Holder that is a partnership, limited liability company or corporation, respectively, (b) a retired partner or member of such partnership or limited liability company who retires after the date hereof, (c) the estate of any such partner, member or shareholder (d) an Affiliate of any such partnership, limited liability company or corporation, (e) such Holder’s Affiliates, Immediate Family Members or family partnership, family limited liability company or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members, or (f) any domestic partner of such partner, member or shareholder or of the Holder who is covered under an applicable domestic relations statute, provided, that all such transferees or assignees agree in writing to appoint a single representative as their attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Section 2.
     2.12 Termination of Registration Rights. The Company’s obligations pursuant to Sections 2.1, 2.2 and 2.3 shall terminate upon the earlier of (i) five (5) years after the closing date of the IPO or (ii) as to any Registrable Securities, at such time following such IPO, as such Registrable Securities may immediately be sold in any three-month period without registration pursuant to Rule 144 under the Securities Act.
     2.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding (voting together as a single class and on an as converted basis), enter into any agreement with any holder or prospective holder of any securities of the Company that provides such holder or prospective holder with registration rights with respect to such securities unless (i) such other registration rights are subordinate to the registration rights granted to the Holders hereunder and the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included in a given registration, or (ii) such registration rights are pari passu rights granted in connection with certain equipment leases or bank credit arrangements approved by the Board of Directors including the affirmative vote of the director designated by NGEN III, L.P. (“NGEN”) pursuant to the Voting Agreement (“NGEN Designee”); provided however, that with respect to (i) and (ii) the holders of such rights are subject to market standoff obligations no more favorable to such persons than those contained herein, provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Section 6.14 hereof.
3. Reserved.
4. Reserved.
5. Reserved.
6. Miscellaneous.
     6.1 Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by facsimile when receipt is electronically confirmed, one business day after delivery to a nationally recognized overnight delivery service, or otherwise upon receipt, addressed (i) if to Investor, at the address set forth below such Investor’s name on Exhibit A, and (ii) if to the Company, at the address set forth below:

Fallbrook Technologies Inc.
9444 Waples Street, #410
San Diego, CA 92121
Fax: (858) 623-9563
Attn: William G. Klehm III
with a copy to:
DLA Piper LLP (US)
4365 Executive Drive, Ste 1100
San Diego, CA 92121
Fax: (858) 638-5018
Attn: Craig Andrews
     Any party hereto may, by ten (10) days’ prior notice so given, change its address for future notices hereunder.
     6.2 Successors and Assigns. Each Investor agrees that it may not assign any of its rights or obligations hereunder unless such rights and obligations are assigned by such Investor to an individual or entity to which Registrable Securities are transferred by such Investor pursuant to Section 2.11, and such assignee shall be deemed an “Investor” for purposes of this Agreement, provided that such assignment shall be contingent upon the assignee providing a written instrument to the Company notifying the Company of such assignment and agreeing in writing to be bound by the terms of this Agreement. Except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.
     6.3 Amendments and Waivers. Any provision of this Agreement may be amended and the observance thereof may be waived, either generally or in a particular instance and either retroactively or prospectively, only with the written consent of the Company and the holders of a majority of the Registrable Securities; provided, however, that this Agreement may not be amended and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor unless such amendment or waiver applies to all Investors in the same fashion. The Company shall give prompt notice of any amendment hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment or waiver. Any amendment or waiver effected in accordance with this Section 6.3 shall be binding upon each Investor, each permitted successor or assignee of such Investor and the Company.
     6.4 Entire Agreement. This Agreement, together with all the exhibits hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties with respect to the subject matter hereof. Furthermore, each of the parties hereto agrees that upon the effectiveness of this Agreement, any and all prior oral or written agreements between the Company and such party regarding a right of such party to attend board meetings as an observer (including any right to designate an individual to attend board meetings as an observer and/or any right to receive materials provided to the members of the board of directors) is hereby terminated and shall be of no further force or effect.
     6.5 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.
     6.6 Severability. If any provision of this Agreement is held to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
     6.7 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of the nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or waiver of or acquiescence in any similar breach or default theretofore or thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any Holder, shall be cumulative and not alternative.
     6.8 Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.
     6.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.
     6.10 Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.
     6.11 Adjustments for Recapitalization Events. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Company or a specific dollar amount per share, then, upon the occurrence of any stock split, stock dividend, reverse stock split or similar recapitalization event affecting such shares, the specific number of shares or dollar amount so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock of such recapitalization event.

     6.12 Aggregation of Stock. All shares held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
     6.13 Waiver of Registration Rights. By executing this Agreement, the undersigned Investors hereby waive on behalf of all Holders any registration rights (including any notice provisions) granted under Section 2.2 of the Prior Agreement or Section 2.2 of this Agreement with respect to the IPO. Such waiver shall be effective as of the date of execution of this Agreement (and not as of the Effective Time) and shall be as to and binding upon all of the Investors and their respective permitted successors and assigns.
     6.14 Failure to Consummate IPO. Notwithstanding anything to the contrary in this Agreement, in the event that the IPO is not consummated on or prior to December 31, 2010, this Agreement shall terminate and shall be of no further force or effect and the Prior Agreement shall continue unmodified in full force and effect; provided that the waiver of registration rights set forth in Section 6.13 with respect to the IPO shall survive the termination of this Agreement pursuant to this Section 6.14.
[Remainder of page left intentionally blank]

      IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date and year first above written.

Company:

FALLBROOK TECHNOLOGIES INC.

By:	/s/ William G. Klehm III
William G. Klehm III
President and Chief Executive Officer

Address: 9444 Waples Street, #410
San Diego, CA 92121

COUNTERPART SIGNATURE PAGE TO FALLBROOK TECHNOLOGIES INC.
REGISTRATION RIGHTS AGREEMENT

Individual Investor:	Entity Investor:

(Signature)	(Print Name of Entity)

Name:	By:

(Signature)

Name:

Title:

EXHIBIT A
INVESTORS
NGEN Partners III, L.L.C.
Stichting Custody Robeco Master Clean Tech II (EUR)
Stichting Custody Robeco Master Clean Tech II (USD)
Robeco Clean Tech Co-Investment Fund II, L.P.
A. Finley France Revocable Trust Agreement 01/04/1983
Abby Moskovitz
Al Blum
AllHug Investors, L.L.P. Dated 08/01/06
Alvin From
Andrew R. Midler
Ann F. Cogswell
Avram Ninyo
Barry F. Berkov and Emily S. Berkov Family Trust dtd 7/27/00
Barry M. Davis, Trustee of the Benjamin Segall Davis Trust
Barry Seidman
Bernard & Carey Simkin Family Trust
Bertram Woolf
Big Wood Holdings L.P.
Black Rock, LLC
Brock Family Community Foundation
Bruce C. Auld or Martha C. Auld, Trustees, U.D.T. dated Nov. 19, 1982
Bruce R. Kermott
C. Fred Bergsten
The Willingham Family Trust
CHEP 2, LLC
Chestnut Capital, LLC
CJL Family Trust, Charles J. Lidman, Trustee
Cobb Family Trust UTD 3/29/94
Colette Sue Carson
Daniel Einhorn and Emily Feldman Einhorn, Co-Trustees of the Daniel and Emily Feldman-Einhorn Trust of 1994 UDT 4/13/94
David and Lois Nordin, Joint Tenants
David and Susan Kabakoff Family
David Eisenberg
Ickovic & Co. PC Profit Sharing Plan and Trust
David S. Kabakoff, Trustee of the Kabakoff Family Trust DTD 2/24/2000
Davis Affiliates, LP

Dennis Haggerty and Natalie Haggerty
Donald M. Saunders
Donald W. Grimm and Kathryn A. Grimm, Trustees of the Grimm Family Trust DTD 1/31/1986
Donna Dau-thi Tran Trust Dated 3/11/2002
Dr. Mario Fortunato and Clair Fortunato
Dung A. Quach or Phuong T. Tran
Earl N. Feldman Trust DTD 3/29/91
Emhel Investors Limited Partnership
Emile Barrios, Inc.
Ernest H. Pomerantz
ESRAY LLC
Estate of Adam Solomon
Gary E. Jacobs and Jerri-Ann Jacobs, Trustees of the Jacobs Family Trust
Gary L. Weiss
Genoka H. Thomassy and Fernand A. Thomassy
Gregory F. Gibsen
Harold Feder
Harold S. Small, SEP IRA
Hieu N. Ly and Jacqueline O. Tran Revocable Trust
Hoa K. Tran
Hugh & Allyn Thompson, Trustees of the Thompson Revocable Trust DTD 11/12/91
Hugh C. Thompson, III Revocable Trust 11/11/91
Hun-Seng Chao, Trustee of the Thompson Family Trust UTD 10/12/2002
Peterson For International Economics
Ira M. Lechner and Winifred Eileen Haag trustees, Ira M. Lechner and Winifred Eileen Haag Family Trust dtd 1/21/00
Ira M. Lechner Charitable Remainder Trust DTD 12/21/1988
J. Bradford Jensen
McBride Family Trust, UTD 4/1/93
Jack Lechner and/or Susan Anne Maser, Custodians for Maude Maser Lechner
Jacobs Investment Company LLC
Jaffe Family Trust
James Alexandre
James J. Travers Jr.
James L. Davenport Revocable Trust 6/30/97
James M. Kessler
James T. Bartlett
James W. Frace, Trustee of the Frace Living Trust UDT 3/17/94
Jamey and Julie Power Revocable Trust
Jan S. Tuttleman, Trustee of the Jan S. Tuttleman 2000 Trust UTD 3/23/2000
Jeffrey & Nicole Nicks Family Trust DTD 5/10/2002

Jeffrey and Britney Ewing
Jeffrey F. Schoenbaum & Susan Schoenbaum Revocable Trust DTD 10/29/99
Jeffrey J. Macketta
John A. Sprague and Dorothy W. Sprague as Tenants in Common
John A. Sprague Irrevocable Family Trust
John D. Santoleri
John David Wood
John Ellis
John H. Cogswell
John J. Wild, Jr.
John L. Klehm, Sr.
John M. Cogswell
John U. Moorhead II
Jonathan J. Cowan
Johnathan A. Kabakoff
Judy Halaby
Kara Lan Thompson
Kenneth Lieberman, Trustee of the Kenneth and Barbara Lieberman 1995 Trust
Kuhlman/Ramirez 1990 Revocable Trust
Larry J. Leber
Lawrence E. Hess
Lee H. Davis, Trustee of the Lee H. Davis Revocable Trust dated 9/1/75
Lee R. Miskowski Trust U/A 4/19/66
Leo Crowley
Lesley Weiss Zwick
Lieberman Intergenerational Trust
Madison Ventures, LLC
Mariana Weinhold
Mark A. Cleveland
Mark S. Davis
Mark S. Weiss
Martha C. Auld
Martin M. Ehrlich and Lois H. Ehrlich, Trustee of the Ehrlich Family Trust
Matthew Holland
Matthew McDowell Thompson
Matthew L. Bennett
Mercaldo Family Trust Dated Oct 8, 2002
Michael K. Boyd, Trustee of the Michael K. Boyd Trust
Millspaugh Family Holdings LLC
Morgan Stanley Dean Witter Custodian for Ira Lechner IRA Rollover dated 7/30/98

Motion One CVT, LLC
Motion Systems, Inc.
MPKM Private Equity Fund II L.P.
Myron Parr
Myron Parr, Trustee Parr Children trust DTD 9/9/99
Neal F. Gibsen and Mary E. Gibsen, Trustees of the Gibsen Trust Agreement Dtd 11/29/05
NSF, LLC Custodian-IRA Rollover FBO Anthony N. Natella
Peter Fisher, Trustee, Fisher Wallen Family Trust DTD 1/9/98
Project High Hopes
Revocable Trust of Johanna Thompson Dated 9/13/1994
Richard M. Thompson Revocable Trust 9/13/94
Richard Wilson Petree, Jr. IRA, Charles Schwab & Co., Inc. as Custodian
Rob Lachenauer
Robert B. Lapidus, Trustee, Sherman & Lapidus LLP Profit Sharing Plan FBO Robert B. Lapidus Dtd 1/1/97
Robert B. Rosene, Jr.
Robert G. Anderson, Jr.
Robert Sherr
Roger B. Harwell
Roy L. Bliss
Russell H. Lewis
Ruth M. Klehm Revocable Trust
Ryan Zhao Thompson
S&L Investments, LLC
Sara M. Kabakoff
Select Ventures, LLC
Stephen Kelly Christensen
Stephen Perestam, Trustee Alberta Perestam Family Trust
Stephen S. Christensen
Stephanie C. Fair, Custodian for Ashley Fair
Stephanie Welch
Susan Pyle
T. Bing Byington
Terry L. Hogelucht
The Alan M. Nordin and Megan E. Nordin Living Trust
The King Living Trust, Rockwell D. King, Trustee
The Pajama Family Trust, Dated 12/27/07
Thien V. Tran
Thomas Schroeder
Timothy S. Davis Trust
Todd and Kristin Ehrlich

Tracy Jake Solomon
Vanguard Fiduciary Trust Company as custodian F/B/O IRA FBO Allyn H. Thompson, IRA
Vicki Rosen-Solomon
Victoria R. Torrilhon Non-Exempt Trust
W. Robert Logan
Wells Fargo Bank IRA C/F Thomas I. Schroeder
Whistler Capital LTD
William C. Nicks or Patti S. Nicks
William Chris Bourne
William H. Bourne Family Trust
Windhorse Partners, LP
Yun-Seng Chao
Adventure Seekers Travel, Inc.
Robert L. Engler SPT 10/13/95
CLMS Management LLC
Jaffe Family Trust
Vincenza Sera
Ron Mercaldo
Barbara Mellman Davis Revocable Trust
Ivan O’Neil
John Perrotta
Allan R. Kammerer
Stuart and Joan Rubin Family Trust
Kathryn Kruckel
Moira McBride Murphy
Anne Ronce Clarke
Fallbrook Series of LTS Capital Partners II, LLC
Fallbrook II Series of LTS Capital Partners II, LLC
Jeremiah B. Robins Trust
Charles J. Lidman, Custodian for Noah Lidman
Charles J. Lidman, Custodian for Tye Lidman
Earl N. Feldman, Trustee of the Earl N. Feldman Trust dated March 29, 1991
Ruth Hochman, Trustee of the Alexander I. Hochman Revocable Living Trust dated 5/31/89
Gary D. Hochman and Elyse S. Hochman, Trustees U.D.T dated March 10, 1999, the Gary and Elyse Hochman
Jeffrey and Barbara Hochman, husband and wife, as joint tenants